Company Contact:	Investor Relations Contact:
Ms. Huizhen Yu	Mr. Crocker Coulson
Chief Financial Officer	President
China Medicine Corp	CCG Elite Investor Relations
Tel: +86-20-8739-1718	Tel: +1-646-213-1915 (NY Office)
E-mail: konzern08@163.com	E-mail: crocker.coulson@ccgir.com
Website: www.ccgelite.com

FOR IMMEDIATE RELEASE
China Medicine Announces Solid First Quarter 2008 Results

Guangzhou, China - May 12, 2008 - China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a leading distributor and developer of prescription and over-the-counter pharmaceuticals, traditional Chinese medicines (“TCM”), nutritional and dietary-supplements, medical devices, and medical formulations in the People’s Republic of China (“PRC”), today reported solid financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

▪	Revenues increased 38.6% from Q1 of 2007, to $7.1 million
▪	Gross profit increased 37.2% from Q1 of 2007, to $2.3 million
▪	Operating income increased 49.5% from Q1 of 2007, to $1.4 million
▪	Net income increased 54.0% from Q1 of 2007, to $1.2 million

“During the first quarter, we saw double digit growth in our pharmaceutical product sales compared to the same quarter last year,” said Mr. Senshan Yang, Chairman and CEO of the Company. “We are very pleased with the healthy performance of our sales of prescription and over-the-counter medicines as well as our traditional Chinese medicines. This increase in revenues was attributed to the expansion of our distribution network to rural areas in Guangdong Province and the increase in provincial distribution rights through the online bidding system last quarter.”

China Medicine usually experiences seasonality in its business such that sales are usually strongest during the last three months of each calendar year, as most pharmaceutical companies and hospitals place purchase orders to stock up their inventory prior to the Chinese New Year holidays. Therefore, sales in the first calendar quarter of each year are typically the lowest.

First Quarter 2008 Results 2008

China Medicine’s total revenues in the first quarter were $7.1 million, an increase of 38.6% over the first quarter of 2007. This was attributed to a 40.3% increase in product sales driven by an increase in sales of pharmaceutical products with exclusive distribution rights in Guangdong Province. Product sales totaled $6.9 million and accounted for 97% of total net revenues. Sales of prescription products and over-the-counter products accounted for 58% of total revenues, and TCM accounted for 38% of total revenues for the quarter. Medical formula sales accounted for the remaining 3% of total revenues, totaling $0.2 million. This represented a decrease of 0.1% from the same quarter of 2007.

Gross profit in the first quarter of 2008 was $2.3 million, an increase of 37% over the first quarter of 2007. Gross margin remained the same at 33% of total revenues for the quarters ended March 31, 2007 and 2008. Gross margin improved from 29.4% in the fourth quarter of 2007 due to a decrease in sales of lower margin over-the-counter products.

Operating expenses in the first quarter of 2008 were $0.9 million, up 21.1% from $0.7 million in the first quarter of 2007. This increase was due to higher selling, general and administrative expenses, in line with the increase in revenues in the first quarter of 2008.

Operating expenses represented 12.8% of total revenues in the first quarter of 2008, down from 14.6% in the first quarter of 2007.

Operating income was $1.4 million in the first quarter of 2008, up 50% from $0.94 million in first quarter of 2007. Operating margin was 20.0%, as compared to 19% during the same period a year ago.

Net income for the first quarter of 2008 was $1.2 million, or $0.08 per diluted share, up 54.0% from $0.8 million, or $0.06 per diluted share in the first quarter of 2007. Earnings per share reflect an increase of 2.5 million diluted average shares compared to the first quarter of 2007, primarily due to the exercise of warrants and options.

Financial Condition

As of March 31, 2008, China Medicine had approximately $31.5 million in working capital, an increase of 10.5% from $28.5 million as of December 31, 2007. Also as of March 31, 2008, China Medicine had $5.2 million in cash and cash equivalents, a decrease of 11.2% from $5.7 million as of December 31, 2007. For the quarter ended March 31, 2008, cash used in operating activities was $1.1 million, compared with cash used in operating activities of $0.9 million for the quarter ended March 31, 2007. This increase in cash used in operations was primarily due to an increase in bank-guaranteed trade receivables of $1.7 million which resulted from our growth in sales. Stockholders’ equity as of March 31, 2008 was $33.8 million, an increase of 3.7% over the $32.6 million recorded as of December 31, 2007.

2008 Outlook

“We believe our business is well positioned to take advantage of the industry growth as well as the increasing insurance coverage and government support in China,” Mr. Yang commented. “Expenditures on pharmaceutical products in China are forecasted to grow 23.5% annually between 2007 and 2011 and reach $126.8 billion in 2011.”

“As we enter into the second quarter, we remain focused on our near-term objectives of increasing our exclusive distribution rights and continuing our efforts to bulk up our proprietary product portfolio. We are also planning on identifying a pharmaceutical manufacturing acquisition target to become a more vertically integrated pharmaceutical company. We are confident that we have the right strategies for our Company. With a seasoned management team, we believe that we can continue to successfully execute our business plan going forward,” concluded Mr. Yang.

Although China Medicine did not win any new exclusive distribution rights during the first quarter of 2008 due to the Chinese New Year holiday, the Company expects to make bids for, and succeed in obtaining, new exclusive distribution rights throughout Guangdong Province for a number of products before year end.

The Company is also on track to complete the documentation for laboratory trial results for Yutian Capsule for the treatment of chronic obstructive pulmonary disease, and plans to submit them for approval by the State Food and Drug Administration in June 2008. In addition, the Company expects to complete its final laboratory experiments for aflatoxin-detoxifizyme (ADTZ) products in May and to proceed with experiments in animal feed June. Upon successful completion of these experiments, the Company intends to apply for a production permit and could launch trial sales in late 2008.

Based on China Medicine’s solid first quarter performance, the Company expects to meet its prediction of 25-35% growth in revenue with gross margins in the range of 30-35% for the full year 2008. Additionally, the Company also expects to achieve 20-22% growth in net income for the full year 2008.

Conference Call

China Medicine will hold its first quarter conference call for all interested persons at 10:00 a.m. Eastern Time on May 12, 2008 to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. When prompted by the operator, mention conference passcode 91479292. If you are unable to participate in the call at its scheduled time, a replay will be available for seven days starting on Monday, May 12 at 12:00 p.m. Eastern Time. To access the replay, dial 888-286-8010 (international callers dial 617-801-6888), and enter the passcode 57612969.

About China Medicine Corporation

China Medicine Corporation is a leading pharmaceutical company which discovers and develops medical formulations and distributes over 2,200 pharmaceutical products in China including prescription and over-the-counter drugs, traditional Chinese medicine products, herbs and dietary supplements. The Company distributes the products to wholesale distributors in 28 provinces and to more than 300 hospitals, 500 medicine companies, and 1,788 drug stores throughout China. The Company actively develops a number of proprietary products for many uses including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company's website at http://www.chinamedicinecorp.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	2008	2007
REVENUES
Product sales	$6,851,384	$4,883,209
Medical formula sales	209,655	209,786
Total revenues	7,061,039	5,092,995

COST OF GOOD SOLD	4,749,019	3,405,417

GROSS PROFIT	2,312,020	1,687,578

OPERATING EXPENSES
Research and development	88,392	100,112
Selling, general and administrative	812,508	643,846
Total operating expenses	900,900	743,958

INCOME FROM OPERATIONS	1,411,120	943,620

OTHER INCOME (EXPENSE), NET	5,983	(2,972)

INCOME BEFORE INCOME TAXES	1,417,103	940,648
AND MINORITY INTEREST

PROVISION FOR INCOME TAXES	268,767	199,959

INCOME BEFORE MINORITY INTEREST	1,148,336	740,689

MINORITY INTEREST	27,477	23,032

NET INCOME	1,175,813	763,721

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,327,166	256,489

COMPREHENSIVE INCOME	$2,502,979	$1,020,210

EARNINGS PER SHARE
Basic	$0.08	$0.08
Diluted	$0.08	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,029,865	9,152,458
Diluted	15,339,834	12,808,226

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

ASSETS
	2008	2007
	Unaudited
CURRENT ASSETS
Cash	$5,177,061	$5,767,774
Accounts receivable, trade, net of allowance for doubtful accounts of $57,954 and $55,640 as of March 31, 2008 and
December 31, 2007, respectively	13,212,089	13,626,347
Notes receivables	1,682,184	-
Inventories	4,923,381	3,948,460
Advances to suppliers	6,908,467	5,983,277
Other current assets	166,236	81,221
Total current assets	32,069,418	29,407,079

EQUIPMENT, net	1,352,430	1,388,919

OTHER ASSETS
Deferred expenses	618,131	678,237
Intangible assets, net	1,214,460	1,166,003
Total other assets	1,832,591	1,844,240

Total assets	$35,254,439	$32,640,238

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$48,664	$76,907
Other payables and accrued liabilities	21,497	70,343
Customer deposits	156,052	203,281
Taxes payable	342,019	468,184
Liquidated damages payable	44,003	44,003
Total liabilities	612,235	862,718

MINORITY INTEREST	866,385	893,337

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized,
60,000 and 111,649 shares issued and outstanding
at March 31, 2008 and December 31 2007, respectively	6	11
Common stock, $0.0001 par value; 100,000,000 shares authorized,
15,164,887 and 14,821,641 shares issued and outstanding
at March 31, 2008 and December 31, 2007, respectively	1,516	1,482
Paid-in capital	12,948,706	12,560,078
Statutory reserves	2,191,230	2,191,230
Retained earnings	15,184,400	14,008,587
Accumulated other comprehensive income	3,449,961	2,122,795
Total shareholders' equity	33,775,819	30,884,183

Total liabilities and shareholders' equity	$35,254,439	$32,640,238

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,175,813	$763,721
Adjustments to reconcile net income to cash
used in operating activities:
Minority interest	(27,477)	(23,032)
Depreciation and amortization	96,745	55,946
Bad debt expense	-	345
Amortization of stock option and warrant compensation	26,157	21,279
Amortization of deferred expenses	86,431	-
Change in operating assets
Accounts receivable, trade	959,968	94,745
Notes receivables	(1,646,491)	-
Inventories	(793,559)	(1,110,151)
Advances to suppliers	(662,079)	(761,889)
Other current assets	(79,904)	(44,544)
Change in operating liabilities
Accounts payable, trade	(30,774)	46,475
Other payables and accrued liabilities	(49,957)	(5,688)
Customer deposits	(54,499)	54,531
Taxes payable	(142,540)	36,802
Net cash used in operating activities	(1,142,167)	(871,460)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(4,490)	(35,399)
Purchase of intangible asset	-	(129,010)
Net cash used in investing activities	(4,490)	(164,409)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options	362,500	2,838,062
Net cash provided by financing activities	362,500	2,838,062

EFFECT OF EXCHANGE RATE ON CASH	193,444	138,282

INCREASE (DECREASE) IN CASH	(590,713)	1,940,475

CASH, beginning of period	5,767,774	371,480

CASH, end of period	$5,177,061	$2,311,955

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